Exhibit A

AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT
GPS FUNDS I

           This Expense Limitation Agreement (the “Agreement”) between GPS Funds I, a Delaware statutory trust (the “Trust), on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”), and AssetMark, Inc. (formerly Genworth Financial Wealth Management, Inc.), a California corporation (the “Advisor”) is amended and restated effective July 31, 2015.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust includes the Funds identified on Schedule A; and

WHEREAS, the Trust and the Advisor have entered into a Investment Advisory Agreement dated August 30, 2013, as amended (the “Advisory Agreement”) pursuant to which the Advisor provides advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the parties have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Funds at levels below the level to which the Funds may otherwise be subject; and

WHEREAS, the Trust and the Advisor entered into this Agreement pertaining to expense limitations for the Funds effective as of August 30, 2013; and

WHEREAS, the Trust and the Advisor wish to amend and restate the Agreement to (1) add the 25 basis point distribution (12b-1) fee and 25 basis point administrative services fee into the existing expense cap for the service class shares of the Funds and (2) create a separate institutional class expense cap.

           NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.
Expense Waiver and Expense Assumption by the Advisor.  The Advisor hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary to ensure that Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) do not exceed a specified percentage of the average daily net assets of the Fund, as indicated on Schedule A to this Agreement.

2.
Duty of Fund to Reimburse.  Subject to approval by the Board of Trustees, the Trust, on behalf of each Fund, agrees to reimburse the Advisor any waived fees or expenses assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years after the end of the fiscal year in which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the waiver/assumption of expenses.  The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.

3.	Assignment. No assignment of this Agreement shall be made by the Advisor without the prior consent of the Trust.

4.
Duration and Termination.  This Agreement shall be effective on the date first set forth above through July 31, 2015 and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and the Advisor.  This Agreement shall automatically terminate upon the termination of the New Advisory Agreement between the Advisor and the Trust.

The parties hereto have caused this Agreement to be effective as of the date first written above.

GPS FUNDS I

By: _______________________________

Name & Title: _______________________

ASSETMARK, INC.

By: _______________________________

Name & Title: _______________________

SCHEDULE A

Fund	Class	Expense Limit*
GuideMarkSM Large Cap Growth Fund	Service	1.49%
GuideMarkSM Large Cap Value Fund	Service	1.49%
GuideMarkSM Small/Mid Cap Core Fund	Service	1.59%
GuideMarkSM World Ex-US Fund	Service	1.59%
GuideMarkSM Opportunistic Equity Fund	Service	1.60%
GuideMarkSM Core Fixed Income Fund	Service	1.29%
GuideMarkSM Tax-Exempt Fixed Income Fund	Service	1.29%

GuideMarkSM Large Cap Growth Fund	Institutional	0.89%
GuideMarkSM Large Cap Value Fund	Institutional	0.89%
GuideMarkSM Small/Mid Cap Core Fund	Institutional	0.99%
GuideMarkSM World Ex-US Fund	Institutional	0.99%
GuideMarkSM Opportunistic Equity Fund	Institutional	1.00%
GuideMarkSM Core Fixed Income Fund	Institutional	0.69%
GuideMarkSM Tax-Exempt Fixed Income Fund	Institutional	0.69%

* As an annual percentage of the Fund’s average daily net assets.